EXHIBIT (p)
                                 Code of Ethics

                                 CODE OF ETHICS
                                       FOR
                        SIT INVESTMENT ASSOCIATES, INC.,
                   SIT INVESTMENT FIXED INCOME ADVISORS, INC.
                        SIT FIXED INCOME ADVISORS II, LLC
                SIT/KIM INTERNATIONAL INVESTMENT ASSOCIATES, INC.
               SIT/KIM INTERNATIONAL INVESTMENT ASSOCIATES II, LLC
                                SIT MUTUAL FUNDS
                                       AND
                              SIA SECURITIES CORP.


                           I. PURPOSE AND CONSTRUCTION
                           ---------------------------

This Code of Ethics ("Code") is adopted by Sit Investment Associates, Inc. ("SIA"); Sit Investment Fixed Income Advisors, Inc. ("SIFI"); Sit Fixed Income Advisors II, LLC ("SFI"); Sit/Kim International Investment Associates, Inc. ("Sit/Kim"); Sit/Kim International Investment Associates II, LLC ("Sit/Kim II"); the Sit Mutual Funds; and SIA Securities Corp. ("SSC") (collectively the "Sit Entities") in an effort to prevent violations of Section 17 of the 1940 Act;
Section 15(f) of the 1934 Act; and Section 204A of the Advisers Act and the Rules and Regulations thereunder; and comply with the code of ethics requirements of Section 406 of the Sarbanes Act and the Rules and Regulations thereunder.

This Code is designed to prevent wrongdoing and promote, among other things, honest and ethical conduct, avoidance of conflicts of interest, misuse of material nonpublic information, and compliance with applicable laws. Each Associated Person must read and retain a copy of this Code, and execute the acknowledgment attached hereto.

                                 II. DEFINITIONS
                                 ---------------

A. "Access Person" means any director, officer, general partner, or Advisory Person of any of the Sit Entities.

B. "Advisers Act" means the Investment Advisers Act of 1940, 15 U.S.C. ss.30b-1 to ss.30b-21.

C.    "Advisory Person" means:

      1. Any employee of any of the Sit Entities (or of any company in a control relationship to any of the Sit Entities) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a security by a Fund, or whose functions or duties relate to the making of any recommendations with respect to such purchases or sales; and

      2. Any natural person in a control relationship to any of the Sit Entities who obtains information concerning recommendations made to a Fund with regard to the purchase or sale of a security.

D.    "Affiliated Person" of another person means:

      1. Any person directly or indirectly owning, controlling, or holding with power to vote, five percent (5%) or more of the outstanding voting securities of such other person;

      2. Any person, five percent (5%) or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held with power to vote, by such other person;



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      3.    Any person directly or indirectly controlling, controlled by, or under common control with, such other person;

      4. Any officer, director, partner, co-partner, or employee of such other person;

      5. If such other person is an investment company, any investment adviser thereof or any member of an advisory board thereof; and

      6. If such other person is an unincorporated investment company not having a board of directors, the depositor thereof.

E. "Associated Person" means any partner, officer, director, or branch manager of SIA, SIFI, SFI, Sit/Kim, Sit/Kim II, or SSC (or any person occupying a similar status or performing similar functions), any person directly or indirectly controlling, controlled by, or under common control with SIA, SIFI, SFI, Sit/Kim, or Sit/Kim II, or any employee of SIA, SIFI, SFI, Sit/Kim, Sit/Kim II, or SSC.

F. "Control" shall have the meaning as that set forth in section 2(a)(9) of the 1940 Act.

G. "Financial Officer" means the Funds' principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions.

H. "Fund" (individually) or "Funds" (collectively) means the listed investment companies within the Sit Mutual Funds, a family of mutual funds registered under the 1940 Act for which SIA acts as the investment adviser and manager:

      1.    Sit Mid Cap Growth Fund, Inc.;

      2.    Sit Large Cap Growth Fund, Inc.;

      3.    Sit U.S. Government Securities Fund, Inc.;

      4.    Sit Money Market Fund, Inc.;

      5. Sit Mutual Funds, Inc. (Sit International Growth Fund (series A), Sit Balanced Fund (series B), Sit Developing Markets Growth Fund (series C), Sit Small Cap Growth Fund (series D), and Sit Science and Technology Growth Fund (series E)); and

      6. Sit Mutual Funds II, Inc. (Sit Tax-Free Income Fund (series A), Sit Minnesota Tax-Free Income Fund (series B), and Sit Bond Fund (series
            C)).

I. "Insider" means SIA or the Funds, or an Associated Person of SIA or the Funds, or any Affiliated Person thereof, or any member of his or her immediate family. Additionally, a person is deemed an "Insider" if he enters into a special confidential relationship in the conduct of the affairs of SIA or the Funds, or any Affiliated Person thereof, and as a result is given access to material, nonpublic information. Examples of such Insiders include accountants, consultants, advisers, attorneys, bank lending officers, and the employees of such organizations.

J. "Insider Trading" means the use of material, nonpublic information to trade in a Security (whether or not one is an Insider) or the communication of material, nonpublic information to others. While the meaning of the term is not static, "Insider Trading" generally includes:

      1. Trading in a Security by an Insider, while in possession of material, nonpublic information;

      2. Trading in a Security by a person who is not an Insider, while in possession of material, nonpublic information, where the information either was disclosed to such person in violation of an Insider's duty to keep it confidential or was misappropriated; and

      3. Communicating material, nonpublic information to any person, who then trades in a Security while in possession of such information.

K. "Material information" means information for which there is a substantial likelihood that a reasonable investor would consider it important in making investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company's securities. Examples of material information include information regarding dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.



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L.    "Member of immediate family" of a person includes such person's spouse, children under the age of twenty-five years residing with such person, and any trust or estate in which such person or any other member of his or her immediate family has a substantial beneficial interest, unless neither such person nor any other member of his or her immediate family is able to control or participate in the investment decisions of such trust or estate.

M. "Nonpublic information" means information that has not been effectively communicated to the market place.

N. "Purchase or sale of a Security" includes, inter alia, the writing of an option to purchase or sell a Security.

O. "Restricted List" means a list of Securities maintained by SIA in which proprietary and personal transactions are prohibited.

P. "Security" shall have the meaning set forth in Section 2(a)(36) of the 1940 Act, except that it shall not include securities issued by the Government of the United States, bankers' acceptances, bank certificates of deposit, commercial paper, or shares of registered open-end investment companies; provided, however, that for purposes of the Insider Trading prohibition of Section III.A., "Security" shall include all securities set forth in Section 2(a)(36) of the 1940 Act.

Q.    "Sarbanes Act" means the Sarbanes-Oxley Act of 2002,

R. "Security held or to be acquired" by a registered investment company means any Security which, within the most recent 15 days, (i) is or has been held by such company, or (ii) is being or has been considered by such company or its investment adviser for purchase by such company.

S. "1934 Act" means the Securities Exchange Act of 1934, 15 U.S.C. ss. 78a to 78kk.

T. "1940 Act" means the Investment Company Act of 1940, 15 U.S.C. ss. 80a-1 to ss. 80a-64.

                                III. RESTRICTIONS
                                -----------------

A.    Nonpublic Information.

      1. An Insider shall use due care to ensure that material, nonpublic information remains secure and shall not divulge to any person any material, nonpublic information, except in the performance of his or her duties. For example, files containing material, nonpublic information should be sealed, and access to computer files containing material, nonpublic information should be restricted.

      2. No Insider shall engage in Insider Trading, on behalf of himself or others.

      3. An Access Person shall not divulge to any person contemplated or completed securities transactions of a Fund or client account, except in the performance of his or her duties, unless such information previously has become a matter of public knowledge.

      4. Questions regarding whether the information is material and/or nonpublic may be directed to the Chairman of SIA or his designee.

B. Section 17(d) Limitations. No Affiliated Person of a Fund, or any Affiliated Person of such person, acting as principal, shall effect any transaction in which a Fund, or a company controlled by a Fund, is a joint or a joint and several participant with such person or Affiliated Person, in contravention of such rules and regulations as the Securities and Exchange Commission may prescribe under Section 17(d) of the 1940 Act for the purpose of limiting or preventing participation by the Funds or controlled companies on a basis different from or less advantageous than that of such other participant.

C. Prescribed Activities Under Rule 17j-l(a). Rule 17j-l(a) under the 1940 Act provides: It shall be unlawful for any affiliated person of or principal underwriter for a registered investment company, or any affiliated person of an investment adviser of or principal underwriter for a registered investment company in connection with the purchase or sale, directly, or indirectly, by such a person of a security held or to be acquired, as defined in this section, by such registered investment company:



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      1.    To employ any device, scheme or artifice to defraud such registered investment company;

      2. To make to such registered investment company any untrue statement of a material fact or omit to state to such registered investment company a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading;

      3. To engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon any such registered investment company; or

      4. To engage in any manipulative practice with respect to such registered investment company. Any violation of Rule 17j-1(a) shall be deemed to be a violation of the Code.

D.    Limitations on Personal Security Transactions.

1. An executive officer or an Advisory Person of SIA, or any member of his or her immediate family, shall not purchase or sell any Security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership if at the time of such purchase or sale such
      Security:

            (a)   is included on the Restricted List maintained by SIA; or

            (b)   is held or to be acquired by a Fund or client account.

      However, the purchase or sale of a Security more than ten (10) trading days prior to or ten (10) trading days after a purchase or sale of such Security by a Fund or client account shall not be a violation of this Paragraph III.E.1(b) and provided that the ten day waiting period does not apply if the Funds and client accounts have sold all their interests in that Security.

      2. An executive officer or an Advisory Person of SIA, or any member of his or her immediate family shall not purchase securities offered in an Initial Public Offering.

      3. An executive officer or an Advisory Person of SIA, or any member of his or her immediate family, shall not purchase and sell the same (or equivalent) securities within 60 calendar days; and shall not sale and purchase the same (or equivalent) securities within 60 calendar days.

      4. An executive officer or an Advisory Person of SIA, or any member of his or her immediate family, shall not effect more than the lesser of the following number of purchase and/or sale transactions a.) twenty (20) transactions within one calendar quarter or b.) fifty
            (50) transactions within one calendar year, without the advance written approval of the Chairman of the SIA or his designee. Multiple purchases or sales of the same security effected contemporaneously shall be considered a single transaction for purposes of this Paragraph III.D.4.

E. Prior Clearance of Personal Security Transaction. Prior to the sale or purchase of Securities, an executive officer or an Advisory Person of SIA, or any member of his or her immediate family, must obtain written clearance for the transaction from the Chairman of SIA or his designee.


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                           IV. REPORTING REQUIREMENTS
                           ---------------------------

A.    Personal Security Holdings

      1. Initial Holdings Report. Not later than ten (10) days after becoming an Associated Person or Access Person, such person shall submit an initial holdings report listing all securities beneficially owned by such person, and listing any securities account such person maintains with a broker, dealer or bank.

      2. Annual Holdings Report. On or before January 30 of each year, each Associated Person and each Access Person shall submit an annual holdings report containing the following information: the title, number of shares and principal amount of each security in which such person had any direct or indirect beneficial ownership, and the name of any broker, dealer or bank with whom such person maintains an account in which any securities are held for the direct or indirect benefit of such person.

      3. Quarterly Report. Not later than ten (10) days after the end of each calendar quarter, each Associated Person and each Access Person shall submit a report which shall specify the following information with respect to transactions during the then ended calendar quarter in any Security in which such Associated Person or Access Person has, or by reason of such transaction acquired, any direct or indirect beneficial ownership in the Security:

            a. The date of the transaction, the title and the number of shares, and the principal amount of each Security involved;

            b. The nature of the transaction (i.e., purchase, sale, or any other type of acquisition or disposition);

            c.    The price at which the transaction was effected;

            d. The name of the broker, dealer, or bank with or through whom the transaction was effected; and

            e.    The date the report was submitted.

            If no transactions have occurred during the period, the report shall so indicate. With respect to any account established by the Associated Person or Access Person in which any securities were held during the quarter for the direct or indirect benefit of such person, the report shall contain the name of the broker, dealer or bank with whom the Access Person established the account and the date the account was established.

      4. Broker Statements and Confirmations. Each Associated Person and each Access Person shall insure that SIA receives duplicate copies of his or her and any member of his or her immediate family's, including for purposes of this section any relative living in the same household, confirmations and statements directly from all brokerage firms.

      5. Disclosure of Holdings. An executive officer or an Advisory Person of SIA shall immediately notify SIA of any Security held by him or her (including any member of his or her immediate family) that he or she knows or should know is included on the Restricted List maintained by SIA or which is being considered for purchase by a Fund. A Security is being considered for purchase or sale when a recommendation to purchase or sell a security has been made and communicated and, with respect to the persons making the recommendation, when such person seriously considers making such a recommendation.

      6. Limitation on Reporting Requirements. Notwithstanding the provisions of Sections IV.A., B., C., D. and E., no Access Person shall be required to make a report:

            a. With respect to transactions effected for any account over which such person does not have any direct or indirect influence or control; or

            b. If such a person is not an "interested person" of a Fund as defined in Section 2(a)(19) of the 1940 Act and would be required to make such a report solely by reason of begin a director of a Fund, except where such director knew or, in the ordinary course of fulfilling his official duties as a director of a Fund, should have known that during the 15-day period immediately preceding or after the date of the transaction in a Security by the director, such Security is or was purchased



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

                  or sold by a Fund or such purchase or sale by a Fund is or was considered by such Fund or SIA, such director is required to file a quarterly report pursuant to the provisions of Section
                  IV. C.; or

            c. Where a report made to SIA would duplicate information recorded pursuant to Rules 204-2(a)(12) or 204-2(a)(13) under the Advisers Act.

      7. Filing of Reports. All reports prepared pursuant to this Article IV.A. shall be filed with the Chairman of SIA or his designee.

B. Reports of Violations or the Appearance of a Violation. Employees and directors of any of the Sit Entities shall promptly report any activity, transaction, or event which is, or might appear to be, in violation of this Code. Any report of a violation or the appearance of a violation shall be made to the Chief Compliance Officer of SIA, the reporting person's immediate supervisor, other senior officer of SIA, or a member of the board of directors of SIA or the Funds as appropriate, provided such person receiving the report should not be involved in the matter giving rise to the violation or potential violation. Any report may be made on a confidential or anonymous basis.

C. Reports to Fund Audit Committees. Each Fund has established an audit committee composed of directors who are not interested persons of the Funds to oversee the Funds' accounting and financial reporting policies and practices, their internal controls, the internal controls of the Funds' accounting, transfer agency and custody service providers and to oversee the Funds' financial reporting and the independent audit of the Funds' financial statements. Employees and directors of any of the Sit Entities shall promptly report to any member of the Funds' audit committees concerns regarding questionable accounting or auditing matters (including issues regarding the adequacy of accounting controls). Such reports may be made on a confidential or anonymous basis. A schedule of the Funds' audit committees members and their contact information is attached as an exhibit hereto.

D. Certification to General Counsel of Funds. Prior to February 1 of each year, SIA shall prepare and deliver to the General Counsel of the Funds a report which shall describe in detail violations of this Code for the prior calendar year, unless such violations have previously been reported to the General Counsel of the Funds.

E. Dissemination of Reports. The General Counsel of the Funds shall have the right at any time to receive copies of any reports submitted pursuant to this Article IV. Such General Counsel shall keep all reports confidential except as disclosure thereof to the Boards of Directors of the Funds or of SIA or other appropriate persons may be reasonably necessary to accomplish the purposes of this Code.

                            V. SUPERVISORY PROCEDURES
                            -------------------------

The following supervisory procedures shall be implemented:

A. Prevention of Insider Trading. To prevent Insider Trading, the Chairman of SIA or his designee shall:

      1. Take appropriate measures to familiarize Associated Persons with the Code;

      2.    Answer questions regarding the Code;

      3. Resolve issues of whether information received by an Insider is material and/or nonpublic; and

      4.    Review and update the Code as necessary.

B. Detection of Insider Trading. To detect Insider Trading, the Chairman of SIA or his designee shall:

      1. Review the trading activity and holdings reports filed by each Associated Person and Access Person; and

      2.    Review the trading activity of SIA and the Funds.

C. Administration of the Code. The Chairman of SIA or his designee shall, at least annually, provide the Funds' Board with a written report that:

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      1.    Describes any issues arising under the Code or procedures since the last report to the Boards of Directors, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations; and

      2. Certifies that the fund, investment adviser or principal underwriter, as applicable, has adopted procedures reasonable necessary to prevent Associated Persons and Access Persons from violating the Code.

                                  VI. COVENANTS
                                  -------------

A. Covenant to Exercise Best Judgment. An Associated Person shall act on his or her best judgment in effecting, or failing to effect, any Fund and client account transaction and such Associated Person shall not take into consideration his or her personal financial situation in connection with decisions regarding Fund and client account portfolio transactions.

B. Financial Officers Covenant. Financial Officers shall act in a manner consistent with the standards necessary to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; full, fair, accurate, timely and understandable disclosure in reports and documents filed by the Funds and in other public communications; and compliance with applicable governmental laws, rules and regulations.


                         VII. ENFORCEMENT AND SANCTIONS
                         ------------------------------

A. General. Any Affiliated Person of SIA who is found to have violated any provision of this Code may be permanently dismissed, reduced in salary or position, temporarily suspended from employment, or sanctioned in such other manner as may be determined by the Board of Directors of SIA in its discretion. If an alleged violator is not affiliated with SIA, the Board of Directors of the Fund or Funds involved shall have the responsibility for enforcing this Code and determining appropriate sanctions. In determining sanctions to be imposed for violations of this Code, the Board of Directors may consider any factors deemed relevant, including without limitation:

      1.    The degree of willfulness of the violation;

      2.    The severity of the violation;

      3. The extent, if any, to which the violator profited or benefited from the violation.

      4.    The adverse effect, if any, of the violation on the Fund or Funds;

      5. The market value and liquidity of the class of Securities involved in the violation;

      6.    The prior violations of the Code, if any, by the violator;

      7.    The circumstances of discovery of the violation; and

      8. If the violation involved the purchase or sale of Securities in violation of this Code, (a) the price at which the Fund purchase or sale was made and (b) the violator's justification for making the purchase or sale, including the violator's tax situation, the extent of the appreciation or depreciation of the Securities involved, and the period the Securities have been held.

B.    Violations of Section III.D.

      1. At its election, a Fund may choose to treat a transaction prohibited under Section III.D. of this Code as having been made for its account. Such an election may be made only by a majority vote of the directors of the Fund who are not Affiliated Persons of SIA. Notice of an election under this Paragraph B.1 shall not be effective unless given to SIA within sixty (60) days after the Fund is notified of such transaction. In the event of a violation involving more than one Fund, recovery shall be allocated between the affected Funds in proportion to the relative net asset values of the Funds as of the date of the violation. A violator shall be obligated to pay the Fund any sums due



                                      C-75
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            to said Fund pursuant to paragraph B.2 below due to a violation by a member of the immediate family of such violator.

      2. If Securities purchased in violation of Section III.D. of this Code have been sold by the violator in a bona fide sale, the Fund shall be entitled to recover the profit made by the violator. If such Securities are still owned by the violator, or have been disposed of by such violator other than by a bona fide sale at the time notice of election is given by the Fund, the Fund shall be entitled to recover the difference between the cost of such Securities to the violator and the fair market value of such Securities on the date the Fund acquired such Securities. If the violation consists of a sale of Securities in violation of Section III.D. of this Code, the Fund shall be entitled to recover the difference between the net sale price per share received by the violator and the net sale price per share received by the Fund, multiplied by the number of shares sold by the violator. Each violation shall be treated individually and no offsetting or netting of violations shall be permitted.

      3. Knowledge on the part of the General Counsel of a Fund of a transaction in violation of Section III.D. of this Code shall be deemed to be notice to the Fund under Paragraph VII.B.1. Knowledge on the part of a director or officer of a Fund who is an Affiliated Person of SIA of a transaction in violation of this Code shall not be deemed to be notice under Paragraph VII.B.1.

      4. If the Board of Directors of a Fund determine that a violation of this Code has caused financial detriment to such Fund, upon reasonable notice to SIA, SIA shall use its best efforts, including such legal action as may be required, to cause a person who has violated this Code to deliver to the Fund such Securities, or to pay to the Fund such sums, as the Fund shall declare to be due under this Section VII.B., provided that:

            a. SIA shall not be required to bring legal action if the amount recoverable reasonably would not be expected to exceed $2,500;

            b. In lieu of bringing a legal action against the violator, SIA may elect to pay to the Fund such sums as the Fund shall declare to be due under this Section VII.B.; and

            c. SIA shall have no obligation to bring any legal action if the violator was not an Affiliated Person of SIA.

C. Rights of Alleged Violator. A person charged with a violation of this Code shall have the opportunity to appear before the Board of Directors as may have authority to impose sanctions pursuant to this Code, at which time such person shall have the opportunity, orally or in writing, to deny any and all charges, set forth mitigating circumstances, and set forth reasons why the sanctions for any violations should not be severe.

D. Notification to General Counsel of Funds. The General Counsel of the Fund involved shall be advised promptly of the initiation and outcome of any enforcement actions hereunder.

E. Delegation of Duties. The Board of Directors may delegate its enforcement duties under this Article VII to a special committee of the Board of Directors comprised of at least three persons; provided, however, that no director shall serve on such committee or participate in the deliberations of the Board of Directors hereunder who is charged with a violation of this Code.

F. Non-exclusivity of Sanctions. The imposition of sanctions hereunder by the Board of Directors of SIA shall not preclude the imposition of additional sanctions by the Board of Directors of the Funds and shall not be deemed a waiver of any rights by the Funds. In addition to sanctions which may be imposed by the Boards of Directors of SIA and the Funds, persons who violate this Code may be subject to various penalties and sanctions including, for example, (i) injunctions; (ii) treble damages; (iii) disgorgement of profits; (iv) fines to the person who committed the violation of up to three times the profit gained or loss avoided, whether nor not the person actually benefited; and (v) jail sentences.



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                         VIII. MISCELLANEOUS PROVISIONS
                         ------------------------------

A. Identification of Associated Persons and Access Persons. SIA shall, on behalf of the Funds, identify all Associated Persons and Access Persons who are under a duty to make reports under Section IV.A. and shall inform such persons of such duty.

B. Maintenance of Records. SIA shall, on behalf of the Funds, maintain and make available records as required by Rule 17j-l(d).

C. Prior Clearance Procedure. Prior to effecting a transaction in a Security, an Insider (other than persons covered under Section III.F.) may notify SIA of the proposed transaction, and the name, title, and amount of the Security involved. SIA shall determine whether such proposed transaction would, may, or would not be consistent with this Code. Such conclusion shall be promptly communicated to the Insider making such request. Absent extraordinary circumstances, no Insider shall be deemed to have violated this Code for effecting a Securities transaction, if such Insider has been advised by SIA that the transaction would be consistent with this Code. SIA shall make written records of actions under this Section VII.C., which records shall be maintained and made available in the manner required by Rule 17j-l(d).

D. Effective Date. The effective date of this Code, as amended, shall be March 1, 2003.

E. Disclosure of Code of Ethics. This Code is on public file with, and available from, the Securities and Exchange Commission ("SEC"), as an exhibit to the Funds' Registration Statement.








                                      C-77
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                                    Exhibit A

                                Sit Mutual Funds
                               Board of Directors
                                 Audit Committee

Mr. Donald W. Phillips
  WestLB Asset Management (USA) LLC
  10 South Wacker Drive
  Suite 2960
  Chicago IL 60606
  312-279-9310

Dr. Sidney Jones
  8505 Parliament Drive.
  Potomac MD 20854
  301-983-8587

Mr. William Frenzel
  Brookings Institution
  William E. Frenzel
  1775 Massachusetts Avenue NW
  Washington, DC 20036
  (202) 797-6086

Mr. John Hulse
  (November 1 - April)
  79-040 Via San Clara
  LaQuinta CA 92253
  760-564-2688

  (May 1 - October)
  4303 Quail Run Lane
  Danville CA 94506
  925-736-5550




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